Exhibit 10.36

Dated 27 September 2005

(1)	CENDANT CORPORATION, as Parent

(2)	UK RELOCATION RECEIVABLES FUNDING LIMITED as Purchaser

(3)	THE BANK OF TOKYO-MITSUBISHI, LTD., LONDON BRANCH, as Funding Agent

PARENT UNDERTAKING AGREEMENT

-i-

THIS AGREEMENT is dated 27 September 2005 and made between:

(1)	CENDANT CORPORATION (the “Parent”);

(2)	UK RELOCATION RECEIVABLES FUNDING LIMITED (the “Purchaser”); and

(3)	THE BANK OF TOKYO-MITSUBISHI, LTD., LONDON BRANCH (the “Funding Agent”).

IT IS AGREED that:

1.	DEFINED TERMS; INTERPRETATION AND CONSTRUCTION

Terms defined in the master schedule of definitions, interpretations and construction dated on or about the date of this Agreement and made between, amongst others, the Parent, the Purchaser and the Funding Agent (the “Schedule of Definitions”) but not defined in this Agreement shall have the same meaning in this Agreement as in the Schedule of Definitions. The principles of interpretation set out in Clause 1.4 (Interpretations and construction) of the Schedule of Definitions apply to this Agreement as if fully set out in this Agreement.

2.	PERFORMANCE GUARANTEE OF SUPPORTED OBLIGATIONS

2.1	Performance of Supported Obligations

(a)	The Parent hereby unconditionally and irrevocably undertakes and agrees, with and for the benefit of the Purchaser, the Funding Agent and the other Secured Parties:

(i)	to cause the due and punctual performance and observance by each of the Sellers and the Servicer (the Sellers and the Servicer being collectively called the “Supported Parties”), of all of the terms, covenants, conditions, agreements and undertakings on the part of the Supported Parties to be performed or observed under the Transaction Documents to which any Supported Party is or hereafter becomes a party and any other agreements and other documents delivered from time to time by each Supported Party pursuant thereto or in connection therewith, including any agreement of a Supported Party to pay any money or deposit Collections under any Transaction Document (all such terms, covenants, conditions, agreements and undertakings on the part of a Supported Party to be performed or observed being collectively called the “Supported Obligations”); and

(ii)

to pay, forthwith upon demand in funds immediately available to the relevant Supported Party, all reasonable costs and expenses (including court costs and legal expenses) incurred or expended by that Supported Party in connection with the Supported Obligations, this Agreement and the enforcement thereof, together with interest on amounts recoverable under this Agreement from the time when such amounts become due until payment, at a rate of interest (computed for the actual number of days elapsed based on a 365 day year) equal to the rate of interest per annum which is the aggregate of the Overnight Rate plus 2%. Changes in the rate payable hereunder shall alter in accordance with movements in the Overnight Rate.

(b)	In the event that any Supported Party shall fail in any manner whatsoever to perform or observe any Supported Obligation when the same shall be required to be performed or observed by it under the Transaction Document(s) to which it is a party, then the Parent will itself, on first demand, duly and punctually perform or observe, or cause to be duly and punctually performed or observed, such Supported Obligation, and subject to Clause 2.3, it shall not be a condition to the obligation of the Parent under this Agreement to perform or observe any Supported Obligation (or to cause the same to be performed or observed) that the Purchaser, the Funding Agent or any other Secured Party shall have first made any request of or demand upon or given any notice to the Parent, any Supported Party or any other Person, or have instituted any action or proceeding against the Parent, any Supported Party or any other Person in respect of such Supported Obligation.

2.2	Supported Obligations absolute

(a)	The Parent will perform its obligations under this Agreement regardless of any law, rule, regulation or order now or in the future in effect in any jurisdiction affecting any of the terms of the Transaction Documents or the rights of the Purchaser, the Funding Agent or any other Secured Party in respect of any of the Transaction Documents, provided that such performance will not breach any law, rule, resolution or order (having the force of law) with which the Parent is required to comply.

(b)	The obligations of the Parent under this Agreement shall be absolute and unconditional irrespective of:

(i)	any lack of validity or enforceability of any Transaction Document;

(ii)	any change in the time, manner or place of performance of, or in any other term of, all or any of the Supported Obligations, or any other amendment or waiver of or any consent to departure from the terms of any Transaction Document;

(iii)	any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from the terms of any other guaranty or surety agreement, for all or any of the Supported Obligations;

(iv)	any failure to obtain any authorisation or approval from or other action by, or to notify or file with, any governmental authority or regulatory body required in connection with the performance of such obligations by the Parent; or

(v)	any other circumstance which might constitute a defense available to, or a discharge of, any Supported Party or the Parent, or any other circumstance, event or happening whatsoever, whether foreseen or unforeseen and whether similar or dissimilar to anything referred to above in this Clause 2.2.

(c)	This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment by any Supported Party, any Obligor or any other Person is rescinded or must otherwise be returned by the Purchaser, the Funding Agent or any other Secured Party upon the insolvency, bankruptcy or reorganisation of such Supported Party, such Obligor or any other such Person or otherwise, all as though such payment had not been made.

2.3	Waiver

(a)	The Parent waives notice of acceptance of this Agreement, notice of any action taken or omitted by any Supported Party in reliance on this Agreement, and any requirement that any Supported Party be diligent or prompt in making demands under this Agreement, giving notice of any Event of Default or Servicer Default (so long as CML is the Servicer) or asserting any other rights of any Supported Party under this Agreement.

(b)	The Parent also irrevocably waives all defences that at an time may be available in respect of the Supported Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or thereafter in effect.

(c)	Each Supported Party shall be at liberty, without giving notice to or obtaining the consent of the Parent, to deal with CML and with each other party who now is or after the Closing Date becomes liable in any manner for any of the Supported Obligations, in such manner as that Supported Party in its sole discretion deems fit.

(d)	The Parent agrees that the validity and enforceability of this Agreement, including without limitation the provisions of Clause 2.4, shall not be impaired or affected by any of the following:

(i)	an amendment or modification of, or supplement to, any Transaction Document, including without limitation any extension, modification or renewal of, or indulgence with respect to, or substitution for, the Supported Obligations or any part thereof at any time;

(ii)	any waiver, consent, extension, granting of time, forbearance, indulgence or other action or inaction under or in respect of any Transaction Document or any Supported Obligation (including without limitation with respect to any Event of Default or Servicer Default (so long as CML is the Servicer)) or any right, power or remedy with respect thereto;

(iii)	any insolvency proceeding with respect to CML or any other Person;

(iv)	any exercise or non-exercise of any right, power or remedy with respect to the Supported Obligations or any part thereof or any Transaction Document, or any collateral securing the Supported Obligations or any part thereof;

(v)	any Law or order of any jurisdiction affecting any term of any Supported Obligation or rights of CML with respect thereto;

(vi)	any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other obligation of any person or entity with respect to the Supported Obligations or any part thereof;

(vii)	any invalidity or any unenforceability of; or any misrepresentation, irregularity or other defect in, any Transaction Document or any Supported Obligation;

(viii)	the existence of any claim, setoff or other rights that the Parent may have at any time against CML in connection herewith or any unrelated transaction;

(ix)	any failure on the part of CML to perform or comply with any term of the Purchase Agreement, the Transfer and Servicing Agreement or any other Transaction Document; or

(x)	any other circumstance that might otherwise constitute a defence (other than payment and performance) available to, or a discharge of, a guarantor or CML, all whether or not the Parent shall have had notice or knowledge of any event or circumstance referred to in Clauses 2.3(d)(i)to(x).

2.4	Subrogation

(a)	The Parent will not exercise or assert any rights which it may acquire by way of subrogation under this Agreement in respect of any Supported Obligations unless and until all of the Supported Obligations shall have been paid and performed finally and in full.

(b)	If any payment shall be made to the Parent on account of any such subrogation rights at any time when all of the Supported Obligations shall not have been paid and performed finally and in full, then each and every amount so paid will be held in trust for the benefit of the Purchaser, the Funding Agent and the other Secured Parties as their interests appear and forthwith be paid to the Funding Agent to be credited and applied to the Supported Obligations to the extent then unsatisfied, in accordance with the terms of the Transaction Documents.

(c)

In the event that the Parent shall have satisfied any of the Supported Obligations and all of the Supported Obligations shall have been paid and performed finally and in full, then the Purchaser and the Funding Agent will, at the Parent’s request and expense, execute and deliver to the Parent appropriate documents, without recourse and without representation or warranty of any kind, necessary to evidence or confirm the transfer by way of subrogation to the Parent of the rights of the Purchaser or the Funding Agent (on behalf of the Secured Parties or any of them) with respect to the Supported Obligations to which the Parent shall have become entitled by way of subrogation, and thereafter the Purchaser, the Funding Agent and the other Secured Parties shall have no responsibility to the Parent or any other Person with respect to the Supported Obligations.

2.5	Payments

Notwithstanding anything contained in this Agreement or any other Transaction Document to the contrary, all amounts to be paid or deposited by the Parent under this Agreement shall be paid in a manner so that the amount to be paid or deposited is actually received by the Person to which that amount is to be paid or on behalf of which that amount is to be deposited, in accordance with the terms of this Agreement, no later than 11:00 a.m. (local time where such receiving Person is located) on the day when due in immediately available funds. If such amounts are payable to any Person, those amounts shall:

(a)	be paid or deposited in the account of that Person (if any) indicated under the heading “Payment Information” in Schedule 3 (Address and Payment Information) to the Schedule of Definitions, until otherwise notified by that Person; and

(b)	if no account is so specified for that Person, be paid or deposited into such account as may be specified by that Person from time to time.

3.	REPRESENTATIONS AND WARRANTIES

The Parent represents and warrants to and for the benefit of the Purchaser, the Funding Agent and the other Secured Parties that as at the date of this Agreement:

(a)	Corporate existence and power

It:

(i)	is a corporation duly organised, validly existing and in good standing under the laws of its jurisdiction of organisation;

(ii)	has all corporate power and all licenses, authorisations, consents, approvals and qualifications of and from all Official Bodies and other third parties required to carry on its business in each jurisdiction in which its business is now to be conducted (except where the failure to have any such licenses, authorisations, consents, approvals and qualifications would not individually, or in the aggregate, have a Material Adverse Effect); and

(iii)	is duly qualified to do business in and in good standing in every other jurisdiction in which the nature of its business requires it to be so qualified (except where the failure to be so qualified or in good standing would not have a Material Adverse Effect).

(b)	Corporate and governmental authorisation; no contravention

The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party:

(i)	are within its corporate powers;

(ii)	have been duly authorised by all necessary corporate and required shareholder action (if any);

(iii)	require no action by or in respect of, or filing with, any Official Body or official of such Official Body or third party;

(iv)	do not contravene or constitute a default under its Organic Documents;

(v)	do not contravene or constitute a default under (which would reasonably be expected to have a Material Adverse Effect):

(A)	any Law applicable to it;

(B)	any contractual restriction binding on or affecting it or its property; or

(C)	any order, writ, judgment, award, injunction, decree or other instrument binding on or affecting it or its property; and

(vi)	do not result in the creation or imposition of any Adverse Claim upon or with respect to its or any of its Subsidiaries’ property (except as contemplated by the Transaction Documents).

(c)	Binding effect

Each of this Agreement and each of the other Transaction Documents to which it is a party has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws affecting the rights of creditors generally.

4.	INDEMNIFICATION AND EXPENSES

4.1	Indemnities by the Parent

(a)

Without limiting any other rights which the Indemnified Parties may have under this Agreement or under the other Transaction Documents or applicable Law, the Parent agrees to indemnify the Purchaser, the Funding Agent and the other Secured Parties, their respective officers, directors, employees, counsel and other agents, and the other Indemnified Parties referred to in the Receivables Funding Agreement (all such Persons being herein collectively called the “Indemnified Parties”), from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, “Indemnified Amounts”), awarded against or incurred by any of them in any action or proceeding between the Parent or any of its Affiliates and any of the Indemnified Parties or between any of the Indemnified Parties and any third party or otherwise arising out of or as a result of this Agreement, excluding, however:

(i)	Indemnified Amounts to the extent resulting from negligence or wilful misconduct on the part of that Indemnified Party, as finally determined by a court of competent jurisdiction; or

(ii)	recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables.

(b)	Without limiting the generality of the foregoing (and subject to Clauses 4.1(a)(i) and (ii)), the Parent shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(i)	any representation or warranty made by the Parent under or in connection with this Agreement shall have been incomplete, false or incorrect in any material respect when made or deemed made; or

(ii)	the failure by the Parent to comply with its obligations under this Agreement.

4.2	Taxes

(a)	All payments and distributions made under this Agreement by the Parent to the Funding Agent or any other Secured Party to whom a payment is owing by the Parent (each, a “recipient”) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on any recipient (or any Conduit Assignee) (such items being called “Taxes”), but excluding franchise taxes, any taxes that would not be payable but for a failure by the recipient to comply with a reasonably request of the Parent to make a double tax treaty claim or similar procedural filing, and taxes imposed on or measured by the recipient’s net income (“Excluded Taxes”), except to the extent required by applicable Law or practice.

(b)	In the event that any withholding or deduction from any payment made by the Parent under this Agreement is required in respect of any Taxes, then the Parent shall:

(i)	withhold or deduct the required amount from the covered payment;

(ii)	pay directly to the relevant authority the full amount required to be so withheld or deducted;

(iii)	promptly forward to the recipient, with a copy to the Funding Agent, an official receipt or other documentation satisfactory to the recipient and the Funding Agent evidencing such payment to such authority; and

(iv)	except in the case of Excluded Taxes, pay (or procure the payment of) to the recipient such additional amount or amounts as is necessary to ensure that the net amount actually received by the recipient will equal the full amount that recipient would have received had no such withholding or deduction been required.

(c)	If any Taxes (other than Excluded Taxes) are directly asserted against any recipient with respect to any payment or income earned or received by such recipient under this Agreement, the Parent shall promptly pay such additional amounts (including any penalties, interest or expenses) as shall be necessary in order that the net amounts received and retained by the recipient after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such recipient would have received had those Taxes not been asserted.

(d)	If the Parent fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the recipient the required receipts or other required documentary evidence, in each case, in accordance with Clause 4.2(b), then the Parent shall indemnify the recipient for any incremental Taxes, interest, or penalties that may become payable by any recipient as a result of any such failure.

(e)	In the event that:

(i)	the Parent pays an additional amount or amounts pursuant to Clause 4.2(b)(iv) (an “additional tax payment”); and

(ii)	the recipient of that additional amount reasonably determines (in its sole, good faith opinion) that, as a result of that additional tax payment or relevant deduction or withholding, it is effectively entitled to obtain and retain a refund of any Taxes or a tax credit in respect of Taxes which reduces the tax liability of that recipient (“tax savings”), then

(iii)	that recipient shall, to the extent it can do so without prejudice to the amount of any other deduction, credit or relief, upon effective receipt of such tax savings reimburse to the Parent such amount as such recipient shall reasonably determine (in its sole, good faith opinion) to be the proportion of the tax savings as will leave such recipient (after such reimbursement) in no better or worse position than it would have been in had the payment by the Parent in respect of which the foregoing additional tax payment was made not been subject to any withholding or deduction on account of Taxes.

(f)	If the Parent shall have received from any recipient any amount described in Clause 4.2(e) and it is subsequently determined that such recipient was not entitled to obtain or retain the amount of the tax savings claimed, then the Parent shall repay such amount to such recipient. Each recipient shall have sole discretion to arrange its affairs (including its tax affairs) without regard to this Clause 4.2(f) and no recipient shall be obligated to disclose any information regarding it affairs (including its tax affairs) or computations to the Parent.

4.3	Other costs and expenses

(a)	The Parent agrees, upon receipt of a written invoice, to pay or cause to be paid, and to hold the Funding Agent and the other Secured Parties harmless against liability for the payment of, all reasonable out-of-pocket expenses (including attorneys’, accountants’ and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employees of the Lender and/or the Funding Agent) or intangible, documentary or recording taxes incurred by or on behalf of the Lender or the Funding Agent:

(i)	in connection with the preparation, negotiation, execution and delivery of this Agreement; and

(ii)	from time to time:

(A)	relating to any amendments, waivers or consents under this Agreement;

(B)	arising in connection with the Lender’s or the Funding Agent’s enforcement or preservation of rights under this Agreement; or

(C)	arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement.

(b)	The Parent agrees to pay on demand all stamp and other similar documentary or registration Taxes and fees (including late payment fees and penalties) paid, payable or determined to be payable in connection with the execution, delivery, performance (including any sale of Receivables), filing and recording of this Agreement.

4.4	Currency indemnity

(a)

If under any applicable law or regulation, or pursuant to a judgment or order being made or registered against the Parent or any Supported Party, or the liquidation of any of the Parent or any Supported Party or for any other reason any payment under or in connection with this Agreement is made (including any payment pursuant to Clause 2 (Performance of Supported Obligations) or this Clause 4) or fails to be satisfied, in a currency (the “payment currency”) other than the currency in which such payment is expressed to be due under or in connection with this Agreement, or in the event no currency is specified, a currency determined by the Person (in its reasonable good faith opinion) to whom that payment is owed or otherwise payable (the “contractual currency”), then, to the extent that the amount of that payment actually received by the Funding Agent, the Purchaser or any other Secured Party (the “payee”), when converted into the contractual currency at the rate of exchange falls short of the amount due, the Parent as a separate and independent obligation, shall indemnify and hold harmless the payee against the amount of that shortfall.

(b)	For the purposes of Clause 4.4(a), “rate of exchange” means the rate at which the payee is able on or about the date of that payment to purchase, in accordance with its normal practice (provided that that normal practice is not unreasonable), the contractual currency with the payment currency and shall take into account (and the Parent shall be liable for) any premium and other costs of exchange including any taxes or duties incurred by reason of any such exchange.

5.	MISCELLANEOUS

5.1	Term of Agreement

This Agreement shall terminate on the Final Payout Date; provided that:

(a)	the rights and remedies of the Purchaser, the Funding Agent and the other Secured Parties with respect to any representation and warranty made or deemed to be made by the Parent pursuant to this Agreement;

(b)	the indemnification and payment provisions of Clause 4 (Indemnification and Expense); and

(c)	the agreements set out in Clauses 5.9, 5.10, 5.11, 5.12 and 5.13,

shall, in each case, be continuing and shall survive any termination of this Agreement.

5.2	Waivers; Amendments

(a)	No failure or delay on the part of any Party in exercising any power, right or remedy under this Agreement shall operate as a waiver of that power, right or remedy, nor shall any single or partial exercise of that power, right or remedy preclude any other further exercise of that right or remedy or the exercise of any other power, right or remedy. The rights and remedies in this Agreement shall be cumulative and nonexclusive of any rights or remedies provided by law.

(b)	Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Parent, the Purchaser and the Funding Agent.

5.3	Notices; payment information

All communications and notices provided for under this Agreement shall be provided in the manner described in Clause 1.6 (Notices; payment information) of the Schedule of Definitions.

5.4	Governing law; submission to jurisdiction; appointment of process agent

(a)	This Agreement and the rights and obligations of the Parties shall be governed by, and construed in accordance with, English law.

(b)	The Parties agree that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Agreement or the transactions contemplated by this Agreement and, for such purposes, irrevocably submits to the non-exclusive jurisdiction of those courts.

(c)	The submission to the jurisdiction of the courts referred to in Clause 5.4(b) shall not (and shall not be construed so as to) limit the right of the Purchaser and/or the Funding Agent to take proceedings against the Parent or any of its property in any other court of competent jurisdiction nor shall the taking of proceedings in any other jurisdiction preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

(d)	The Parent for itself irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 5.4(b) being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Agreement, any other Transaction Document or the transactions contemplated by this Agreement or by any Transaction Documents and agrees not to claim that any such court is not a convenient or appropriate forum.

(e)	The Parent agrees that the process by which any suit, action or proceeding is begun may be served on it by being delivered in connection with any suit, action or proceeding in England to Cendant Mobility Limited (registered number 01431036) at Frankland, Blagrove, Swindon, Wilts. SN5 8RS.

(f)	The Parent consents generally in respect of any legal action or proceeding arising out of or in connection with this Agreement, any other Transaction Document or the transactions contemplated by this Agreement or by any other Transaction Document, to the giving of any relief or the issue of any process in connection with such action or proceeding including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

5.5	Entire agreement

This Agreement contains the final and complete integration of all prior expressions by the Parties with respect to the subject matter of this Agreement and shall constitute the entire Agreement among the Parties with respect to the subject matter of this Agreement superseding all prior oral or written understandings.

5.6	Severability, etc.

(a)	Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(b)	If a court of competent jurisdiction determines that any term or provision of this Agreement as written is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall reduce the scope, duration, or area of the term or provision, delete specific words or phrases, or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the court’s judgment may be appealed.

5.7	Counterparts; facsimile delivery

This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery by facsimile of an executed signature page of this Agreement shall be effective as delivery of an executed counterpart of the Agreement.

5.8	Binding effect; assignment

(a)	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns and shall also inure to the benefit of the parties to the Receivables Funding Agreement and the other Transaction Documents and their respective successors and assigns; provided that, except pursuant to the Servicing Agreement, the Parent may not assign any of its rights or delegate any of its duties under this Agreement or under any of the other Transaction Documents to which it is a party without the prior written consent of the Funding Agent.

(b)	The Parent acknowledges and consents to the provisions of Clause 9.8 (Successors; assigns; binding effect) of the Receivables Funding Agreement which permit the Lender to assign all or portions of its rights, interests and obligations in, to and under the Transaction Documents.

(c)	Without limiting Clause 5.8(b), the Parent:

(i)	agrees and consents to the assignment by the Lender from time to time of all or any part of its rights under, interest in and title to this

Agreement and the Asset Interest to The Bank of Tokyo-Mitsubishi, Ltd. or any of its Affiliates (or any successor thereof); and

(ii)	consents to and acknowledges the collateral assignment by the Lender of all of its rights under, interest in and title to this Agreement and the Asset Interest to the Funding Agent.

5.9	Consent to disclosure

The Parent consents to the disclosure of any non-public information with respect to it received by the Funding Agent, the Lender or any other Secured Party to any other lender or potential lender, the Funding Agent, any Rating Agency, any dealer or placement agent of or depositary for any securities issued by, or other Indebtedness incurred by, the Lender, the Arranger, any Person supporting the financing activities of the Lender (including by providing any credit or liquidity support to the Lender) or any of such Person’s counsel or accountants; provided that disclosure is necessary for the purpose of funding the transactions contemplated by this Agreement or any other Transaction Document.

5.10	Confidentiality

Each of the Parties agrees that it will not disclose the contents of this Agreement or any other Transaction Document or any other proprietary or confidential information disclosed to it by any other Party to the Transaction Documents, to any other Person except:

(a)	its auditors and attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognised statistical rating organisation, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information;

(b)	an alternative commercial source of financing in connection with a potential refinancing of the Advances;

(c)	as otherwise required by applicable Law or order of a court of competent jurisdiction; or

(d)	if the Parent, acting reasonably, determines that it is required by, or pursuant to, The United States Exchange Act 1934 to disclose any of the same.

5.11	No bankruptcy petition

The Parent covenants and agrees that:

(a)	prior to the date which is two years and one day after the Final Payout Date, it will not institute against, or join any other Person in instituting against, the Purchaser any proceeding of a type referred to in the definition of Event of Bankruptcy; and

(b)	prior to the date which is one year and one day after the payment in full of all outstanding indebtedness of the Lender, it will not institute against, or join any other Person in instituting against, the Lender any proceeding of a type referred to in the definition of Event of Bankruptcy.

5.12	No recourse

(a)	The Parent acknowledges and agrees that the obligations of the Lender under the Receivables Funding Agreement and any other Transaction Document to which it is a party are solely the corporate obligations of the Lender and shall be payable solely to the extent of funds received from Collections or from any party to any Transaction Document in accordance with the terms of those Transaction Documents in excess of funds necessary to pay the outstanding rated indebtedness of the Lender.

(b)	Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Purchaser under this Agreement and all other Transaction Documents to which it is a party are solely the corporate obligations of the Purchaser and shall be payable solely to the extent of funds received by the Purchaser and available for application thereto in accordance with the terms of the Servicing Agreement and the other Transaction Documents.

5.13	Contracts (Rights of Third Parties) Act (1999)

A Person who is not a Party has no right under the Contracts (Rights of Third Parties) Act (1999) to enforce any term of this Agreement; but this does not affect any right or remedy of that Person which exists or is available apart from that Act.

EXECUTION:

The Parties have shown their acceptance of the terms of this Agreement by executing it as a deed below.

EXECUTION:

The Parties have shown their acceptance of the terms of this Agreement by executing it as a deed below.

The Parent

SIGNED AS A DEED by CENDANT CORPORATION acting by who, in accordance with the laws of the territory in which CENDANT CORPORATION is incorporated, is acting under the authority of CENDANT CORPORATION	) ) ) ) ) ) )

The Purchaser

SIGNED by SFM Directors Limited acting by James Macdonald, a duly authorised director and by SFM Directors (No. 2) Limited acting by Claudia Wallace,

a duly authorised director, duly authorised for and on behalf of UK RELOCATION RECEIVABLES FUNDING LIMITED

	) ) ) ) ) )	/s/ James Macdonald /s/ Claudia Wallace

The Funding Agent

SIGNED by , Director, and Director/Secretary, duly authorised for and on behalf of THE BANK OF TOKYO-MITSUBISHI, LTD., LONDON BRANCH	) ) ) ) )

1

EXECUTION of the Parent Undertaking Agreement:

The Parent

SIGNED AS A DEED by CENDANT CORPORATION acting by who, in accordance with the laws of the territory in which CENDANT CORPORATION is incorporated, is acting under the authority of CENDANT CORPORATION	) ) ) ) ) ) )	/s/ Ronald Nelson

The Purchaser

SIGNED by SFM Directors Limited acting by , a duly authorised director and by SFM Directors (No. 2) Limited acting by , a duly authorised director, duly authorised for and on behalf of UK RELOCATION RECEIVABLES FUNDING LIMITED	) ) ) ) ) ) )	/s/ James Macdonald /s/ Claudia Wallace

The Funding Agent

SIGNED by THE BANK OF TOKYO- MITSUBISHI, LTD., LONDON BRANCH by its Authorised Signatory in the presence of:	) ) ) )	/s/ Chris O’Hara Chris O’Hara by power of attorney

Witness’s signature:	/s/ Sarah n. Gannon

Witness’s name (in capitals):	SARAH GANNON

Witness’s address:	12-15 Finsbury Circus London EC2M 7BT United Kingdom

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